COMPANY CONTACT: Doug Atkinson, CFA Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces First Quarter 2017 Operational and Financial Results

Houston, TX – May 5, 2017 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the first quarter 2017. Highlights include:

•	1Q17 production of 135.6 million cubic feet of natural gas equivalent per day (“Mmcfe/d”);

•	New drilling records set in Fasken;

•	Significant improvements to cost structure;

•	Oil and gas revenues of $42.4 million;

•	Net income of $17.7 million and adjusted EBITDA (a non-GAAP financial measure) of $21.5 million;

•	Recently amended RBL provides $80 million increase to liquidity; and

•	Total liquidity of approximately $145 million as of May 1, 2017.

Management Comments
“We achieved excellent operating results in the first quarter,” said Sean Woolverton, Chief Executive Officer of SilverBow. “The combination of low cost and efficient drilling operations coupled with enhanced well performance continues to allow us to unlock significant value throughout our Eagle Ford position. We significantly reduced our cost structure in the quarter, including streamlining our workforce to be Eagle Ford focused and relocating our headquarters to West Houston to accommodate our smaller footprint at a much more favorable rate. Additionally, our strong liquidity position, augmented by a hedge book that extends into 2019, provided us the financial flexibility to expand our capital budget in 2017. As we recently announced, we are now guiding for capital expenditures in 2017 of $190 to $200 million which provides for twenty six completed wells compared to twelve wells in our previous budget.”
Woolverton added, “Our current focus is to concentrate our efforts within our portfolio where we see considerable growth potential and impressive returns. With our drilling results yielding attractive rates of return, we believe the incremental funds associated with our expanded drilling budget are an excellent use of our capital in 2017. Our accelerated budget will deliver 20 – 25% production growth through the course of the year and provide the platform necessary to generate meaningful growth thereafter.”

OPERATIONS HIGHLIGHTS & UPDATE
The Company’s total net production for the first quarter 2017 averaged approximately 135.6 Mmcfe/d. The Company remains on track to deliver its recently revised full year 2017 production guidance of 145 – 155 Mmcfe/d. The Company’s production mix during the first quarter consisted of approximately 83% natural gas, 10% natural gas liquids, and 7% oil.
First quarter 2017 development activity was primarily focused in Webb County where the Company continues to drill some of the best gas wells in the Eagle Ford. The Company is currently evaluating development options in the Upper Eagle Ford and Austin Chalk zones in Fasken.

First quarter 2017 net production from Fasken was approximately 89.0 Mmcfe/d which is almost 100% dry gas. The Company has completed nine wells in Fasken thus far in 2017.

The Company’s drilling and completion well costs in Fasken, excluding location, tubing, and facilities, decreased 25% to $4.3 million compared to $5.7 million per well for the prior drilling campaign in the same area. A significant amount of the Company's recent well cost reductions are attributable to process and design improvements, resulting in a new technical limit set in Fasken as the 57H was drilled in a record 5.7 days spud to total depth.

First quarter 2017 net production from AWP totaled approximately 35.0 Mmcfe/d where the Company recently completed two gas wells in southern McMullen County. The production mix from AWP consisted of approximately 51% natural gas, 27% natural gas liquids and 22% oil. The Company intends to drill six additional wells in AWP in 2017, all targeting the oil window of the lower Eagle Ford in northern McMullen County.

Drilling and completions costs in AWP, excluding location, tubing, and facilities, decreased 16% to average $6.4 million for the last two wells compared to an average of $7.6 million associated with the last drilling campaign in the same area.

In Artesia, the Company produced 11.3 Mmcfe/d of net production in the first quarter. Production mix consisted of approximately 46% natural gas, 38% natural gas liquids, and 16% oil. The Company intends to drill seven wells in Artesia in 2017.

The Company’s average realized natural gas price excluding the effect of hedging was $3.07 per Mcf compared with $2.86 per Mcf in the fourth quarter of 2016. The average realized crude oil selling price excluding the effect of hedging was $49.26 per barrel in the first quarter of 2017, up from $47.10 per barrel in the fourth quarter of 2016. The average realized natural gas liquids selling price in the first quarter of 2017 was $20.33 per barrel versus $18.84 per barrel in the fourth quarter of 2016.

Capital expenditures incurred during the first quarter 2017 totaled approximately $32.8 million.

2017 GUIDANCE
The Company reiterated its 2017 capital spending guidance of $190 million to $200 million, with approximately 73% of the capital earmarked for drilling and completions expenditures. At this level of capital spending, the Company anticipates it will be able to achieve average full year production of 145 – 155 Mmcfe/d. The Company also reiterated its second quarter production guidance of 138 – 144 Mmcfe/d. Additional detail concerning the Company's second quarter 2017 and full year financial and operational guidance can be found in the table included with today’s news release. Additional details concerning the Company’s capital program can be found in the Corporate Presentation which will be uploaded to the Investor Relations section of the Company’s website before the conference call.
FINANCIAL RESULTS
The Company reported total oil and gas revenues of $42.4 million for the first quarter 2017 which was relatively flat with fourth quarter 2016 levels. The Company reported net income of $17.7 million for the quarter. Additionally, the Company reported adjusted EBITDA of $21.5 million. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to adjusted EBITDA.
On a GAAP basis, the Company reported net income of $17.7 million for the first quarter 2017, which includes a gain on the value of the Company's hedge portfolio of $10.9 million.
HEDGING UPDATE
Hedging continues to be an important element of the Company’s strategy. The Company maintains an active hedging philosophy to provide predictable cash flows while still allowing for flexibility in capturing increases in prices.
For the remainder of 2017, the Company has swaps and collars covering approximately 90 MMBtu/d of natural gas at an average fixed price of $3.01 and 990 Bbls/d of crude oil at an average fixed price of $48.15. For 2018, the Company has swaps covering approximately 48 MMBtu/d of natural gas at an average fixed price of $3.08 and 427 Bbls/d of crude oil at an average fixed price of $51.29.  Additionally, the Company has 36 MMBtu/d of natural gas at an average fixed price of $3.12 for the first quarter of 2019. Please see the Company’s Form 10-Q filing, which we expect to be filed on Monday, May 8, 2017, for a detailed summary of derivative contracts.
LIQUIDITY AND CREDIT FACILITY

The Company had liquidity of approximately $145 million as of May 1, 2017, primarily consisting from availability on the Company’s bank credit facility, which was recently increased to $330 million from $250 million on April 19, 2017. The Company's bank credit facility is expected to remain at $330 million until the next semi-annual redetermination of the borrowing base by the lenders which is anticipated in the fourth quarter 2017.
SHARE COUNT
As of May 1, 2017, the Company had 11.5 million total common shares outstanding, which includes the common shares issued for the private placement that closed in January 2017.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
SilverBow Resources will host a conference call for investors on Monday, May 8, 2017, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow Resources 1Q 2017 Conference Call or by visiting our website.
A simultaneous webcast of the call may be accessed over the internet by visiting our website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “First Quarter 2017 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days.
Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
Headquartered in Houston, SilverBow Resources (NYSE: SBOW) develops, explores and acquires oil and gas properties in the Eagle Ford trend of South Texas. For more information about SilverBow Resources, Inc., please visit our website: www.sbow.com.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of SilverBow Resources, Inc. with the Securities and Exchange Commission.

(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets
SilverBow Resources and Subsidiaries (in thousands, except share amounts)

	Successor
	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$168	$303
Accounts receivable, net	19,889	17,490
Other current assets	3,282	3,686
Total Current Assets	23,339	21,479

Property and Equipment:
Property and Equipment, full cost method, including $34,345 and $33,354 of unproved property costs not being amortized at the end of each period	549,717	517,074
Less – Accumulated depreciation, depletion, amortization & impairment	(179,551)	(169,879)
Property and Equipment, Net	370,166	347,195
Other Long-Term Assets	8,394	8,625
Total Assets	$401,899	$377,299
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$47,555	$56,257
Accrued capital costs	11,899	11,954
Accrued interest	1,367	1,721
Undistributed oil and gas revenues	11,073	9,192
Total Current Liabilities	71,894	79,124

Long-Term Debt	172,000	198,000
Asset Retirement Obligations	22,819	22,291
Other Long-Term Liabilities	804	1,829
Commitments and Contingencies (Note 10)

Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,510,067 and 10,076,059 shares issued and 11,478,709 and 10,053,574 shares outstanding, respectively	115	101
Additional paid-in capital	273,787	232,917
Treasury stock, held at cost, 31,358 and 22,485 shares	(942)	(675)
Accumulated deficit	(138,578)	(156,288)
Total Stockholders’ Equity	134,382	76,055
Total Liabilities and Stockholders’ Equity	$401,899	$377,299

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources and Subsidiaries (in thousands, except per-share amounts)

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Revenues:
Oil and gas sales	$42,412	$34,367
Price-risk management and other, net	10,794	(95)
Total Revenues	53,206	34,272

Costs and Expenses:
General and administrative, net	9,834	8,118
Depreciation, depletion, and amortization	9,715	17,245
Accretion of asset retirement obligations	564	1,291
Lease operating costs	5,773	12,307
Transportation and gas processing	4,385	5,055
Severance and other taxes	1,618	2,332
Interest expense, net (excludes contractual interest of $17,320 on senior notes subject to compromise for the three months ended March 31, 2016)	3,607	8,066
Write-down of oil and gas properties	—	77,732
Reorganization items, net	—	10,429
Total Costs and Expenses	35,496	142,575

Income (Loss) Before Income Taxes	17,710	(108,303)

Provision (Benefit) for Income Taxes	—	—

Net Income (Loss)	$17,710	$(108,303)

Per Share Amounts-

Basic: Net Income (Loss)	$1.58	$(2.42)

Diluted: Net Income (Loss)	$1.57	$(2.42)

Weighted Average Shares Outstanding - Basic	11,232	44,672

Weighted Average Shares Outstanding - Diluted	11,323	44,672

.

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources and Subsidiaries (in thousands)

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Cash Flows from Operating Activities:
Net income (loss)	$17,710	$(108,303)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Depreciation, depletion, and amortization	9,715	17,245
Write-down of oil and gas properties	—	77,732
Accretion of asset retirement obligations	564	1,291
Share-based compensation expense	1,503	770
Loss (gain) on derivatives	(10,937)	—
Cash settlements on derivatives	(811)	—
Settlements of asset retirement obligations	(411)	(278)
Write-down of debt issuance cost	450	—
Reorganization items (non-cash)	—	5,422
Other	(315)	2,551
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other current assets	(1,942)	3,167
Increase (decrease) in accounts payable and accrued liabilities	(3,436)	5,185
Increase (decrease) in accrued interest	(354)	(15)
Net Cash Provided by (Used in) Operating Activities	11,736	4,767

Cash Flows from Investing Activities:
Additions to property and equipment	(25,417)	(36,317)
Proceeds from the sale of property and equipment	432	4,876
Net Cash Provided by (Used in) Investing Activities	(24,985)	(31,441)

Cash Flows from Financing Activities:
Proceeds from bank borrowings	43,000	15,000
Payments of bank borrowings	(69,000)	—
Net proceeds from issuances of common stock	39,381	—
Purchase of treasury shares	(267)	(4)
Net Cash Provided by (Used in) Financing Activities	13,114	14,996

Net increase (decrease) in Cash and Cash Equivalents	(135)	(11,678)

Cash and Cash Equivalents at Beginning of Period	303	29,460

Cash and Cash Equivalents at End of Period	$168	$17,782

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net Income (Loss)	$17,710	$(108,303)
Plus:
Depreciation, depletion and amortization	9,715	17,245
Accretion of asset retirement obligations	564	1,291
Interest expense	3,607	8,066
Impairment of oil and gas properties	—	77,732
Reorganization items	—	10,429
Derivative (gain)/loss	(10,936)	—
Derivative cash settlements collected/(paid) (1)	(668)	—
Share-based compensation expense	1,503	920
Adjusted EBITDA	$21,495	$7,380
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Production Volumes & Pricing (Unaudited)
SilverBow Resources and Subsidiaries

	Three Months Ended March 31, 2017 (Successor)	Three Months Ended March 31, 2016 (Predecessor)
Production volumes:
Oil (MBbl) (1)	146	427
Natural gas (MMcf)	10,104	9,197
Natural gas liquids (MBbl) (1)	204	310
Total (MMcfe)	12,206	13,614

Oil, Natural gas and Natural gas liquids sales:
Oil	$7,201	$12,830
Natural gas	31,063	18,185
Natural gas liquids	4,148	3,352
Total	$42,412	$34,367

Average realized price:
Oil	$49.26	$30.07
Natural gas	3.07	1.98
Natural gas liquids	20.33	10.83
Total	$3.47	$2.52

Price impact of cash-settled derivatives:
Oil	$(2.82)	$—
Natural gas	(0.03)	—
Natural gas liquids	—	—
Total	$(0.05)	$—

Average realized price after cash settled derivatives:
Oil	$46.44	$30.07
Natural gas	3.05	1.98
Natural gas liquids	20.33	10.83
Total	$3.42	$2.52

(1) Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe

Second Quarter & Full Year 2017 Guidance

Guidance
	2Q 2017	FY 2017
Production Volumes:
Oil (Bbls/d)	1,150 – 1,200	2,175 – 2,325
NGLs (Bbls/d)	2,300 – 2,400	2,660 – 2,840
Natural Gas (Mmcf/d)	117.5 – 122.5	116 – 124
Million Cubic Feet of Gas Equivalent (Mmcfe/d)	138 – 144	145 - 155

Operating Costs & Expenses :
Lease Operating Expense ($/Mcfe)	$0.48 - $0.52	$0.48 - $0.54
Transportation & Processing Expense ($/Mcfe)	$0.36 - $0.38	$0.32 - $0.34
Production & Ad Val Taxes (% of O&G Revenue)	4% - 5%	4% - 5%
Cash G&A, net (in millions)	$4.7 – 5.1	$22.0 - $24.0
DD&A Expense ($/Mcfe)	$0.80 - $0.85	$0.80 - $0.90
Cash Interest Expense ($MM)	$2.5	N/A
Product Pricing :
Natural Gas NYMEX Differential (per Mcf)	($0.05 - $0.10)	N/A
Crude Oil NYMEX Differential (per Bbl)	($2.00 - $2.75)	N/A
Natural Gas Liquids (% of WTI)	33% - 35%	N/A